Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235412

Prospectus

Benitec Biopharma Limited

64,257,200 Ordinary Shares represented by

321,286 American Depositary Shares

This prospectus relates to the offer and sale from time to time by the selling shareholders identified in this prospectus of up to 64,257,200 ordinary shares of Benitec Biopharma Limited, represented by 321,286 American Depositary Shares, or ADSs, which ADSs are issuable upon exercise of certain of outstanding warrants (referred to in this prospectus as the Warrants). Each ADS represents 200 ordinary shares.

The Warrants have an exercise price of $7.00 per ADS, and became exercisable on November 29, 2019 (the Initial Exercise Date), and will expire on the five year anniversary from the Initial Exercise Date. The Warrants were issued by us to the selling shareholders in a non-public offering (referred to in this prospectus as the Private Placement) that was completed on September 30, 2019, pursuant to a share purchase warrant agreement entered into between us and the selling shareholders.

The selling shareholders will receive all of the proceeds from any sales of ADSs offered pursuant to this prospectus. We will not receive any of these proceeds but we will incur expenses in connection with this offering. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes.

The selling shareholders may sell the ADSs at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. ADSs may be sold at the market price at the time of a sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of ADSs. See “Plan of Distribution” for more information.

The ADSs are listed on The Nasdaq Capital Market under the symbols “BNTC”. Our ordinary shares are listed on the Australian Securities Exchange under the symbol “BLT”.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 17, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission, or the SEC. Under this registration statement, the selling shareholders may sell the ADSs at various times and in various types of transactions. We will not receive any of the proceeds from these sales, but we will incur expenses in connection with this offering. This document may only be used where it is legal to sell these securities.

This prospectus only provides you with a general description of the securities being offered. Each time a selling shareholder sells any of the offered ADSs, such selling shareholder will provide this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus relating to the offered ADSs that is prepared by us or otherwise authorized by us, together with the additional information described under the section “Where You Can Find Additional Information”.

Unless otherwise indicated or the context implies otherwise:

•	“we,” “us,” “our” or “Benitec” refers to Benitec Biopharma Limited, an Australian corporation, and its subsidiaries;

•	“shares” or “ordinary shares” refers to our ordinary shares;

•	“ADSs” refers to American Depositary Shares, each of which represents 200 ordinary shares; and

•	“ADRs” refers to American Depositary Receipts, which evidence the ADSs;

Our reporting and functional currency is the Australian dollar. Solely for the convenience of the reader, this prospectus contains translations of some Australian dollar amounts into U.S. dollars at specified rates. Except as otherwise stated in this prospectus, all translations from Australian dollars to U.S. dollars are based on the rate published by the Reserve Bank of Australia on the date indicated. No representation is made that the Australian dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.” We urge you to read carefully this prospectus, together with the information incorporated herein by reference before deciding whether to invest in any of the ADSs being offered by the selling shareholders.

All references to “$” in this prospectus refer to Australian dollars or U.S. dollars, as the context requires based on the foregoing. All references to “A$” in this prospectus mean Australian dollars. All references to “US$” in this prospectus mean U.S. dollars.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

Unless otherwise indicated, the consolidated financial statements and related notes incorporated by reference in this prospectus have been prepared in accordance with International Accounting Standards and also comply with International Financial Reporting Standards, or IFRS, and interpretations issued by the International Accounting Standards Board, or IASB, which differ in certain significant respects from Generally Accepted Accounting Principles in the United States, or GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements may include statements about:

•	our plans to develop and potentially commercialize our product candidates;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	the timing of expected regulatory filings;

•	the development of novel AAV vectors;

•	expectations about the plans of licensees of our technology;

•	the clinical utility and potential attributes and benefits of ddRNAi and our product candidates, including the potential duration of treatment effects and the potential for a “one shot” cure;

•	potential future out-licenses and collaborations;

•	our expectations regarding expenses, ongoing losses, future revenue, capital needs and needs for additional financing;

•	the length of time over which we expect our cash and cash equivalents, including the proceeds from our U.S. initial public offering, to be sufficient; and

•	our intellectual property position and the duration of our patent portfolio.

All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that they will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

TRADEMARKS AND TRADENAMES

We have proprietary and licensed rights to trademarks used in this prospectus which are important to our business, many of which are registered under applicable intellectual property laws. These trademarks are as follows:

•	BENITEC BIOPHARMA®

•	BENITEC®

•	SILENCING GENES FOR LIFE®

Solely for convenience, trademarks and trade names referred to in this prospectus appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and the financial statements and notes thereto included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the ADSs. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes to those financial statements included elsewhere in this prospectus.

BUSINESS

Benitec Biopharma is a clinical-stage biotechnology company focused on the development of novel genetic medicines. The proprietary platform, called DNA-directed RNA interference, or ddRNAi, combines RNA interference, or RNAi, with gene therapy to create medicines that facilitate sustained silencing of disease-causing genes following a single administration.

You should carefully consider the information on our business activities and strategies disclosed in Item 4 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

For the last five fiscal years, Grant Thornton Audit Pty Ltd, independent registered public accountants, has audited the financial statements incorporated by reference in this prospectus.

Recent Private Placement and Concurrent SEC-registered Offering

On September 30, 2019, we closed a public offering of 56,000,000 ordinary shares represented by 2,800,000 ADSs (before the Reverse Split, as defined below) to the selling shareholders in exchange for proceeds to us, before expenses, of approximately $2,250,000. In a concurrent non-public offering (the “Private Placement”), we also sold to the selling shareholders, for no additional consideration and subject to shareholder approval (which was obtained on November 29, 2019), warrants (the “Warrants”) to purchase up to 3,212,863 ADSs (before the Reverse Split). This prospectus relates to the offer and sale by the selling shareholders of those ordinary shares represented by ADSs that are issuable upon exercise of the Warrants. See “Private Placement of Warrants” for more information about the Warrants.

American Depositary Shares Ratio Change

As of November 18, 2019, following a deficiency notice received from Nasdaq on July 23, 2019, our ratio of ordinary shares per ADSs was changed from 20 ordinary shares per ADS to 200 ordinary shares per ADS in an effort to regain compliance with the minimum bid price listing requirement (the “Reverse Split”). On December 3, 2019, Nasdaq notified us that as of December 3, 2019, we had regained compliance. We expect but cannot give assurance that we will maintain compliance with the minimum bid price listing requirement.

CORPORATE INFORMATION

Benitec Biopharma Limited was incorporated under the laws of Australia in 1995 and has been listed on the Australian Securities Exchange, or ASX, since 1997.

Our headquarters are located at Level 14, 114 William Street, Melbourne, Victoria, 3000 Australia. Our telephone number is +61 3 8692 7222. Our website address is www.benitec.com. Our agent for service of process in the United States is Tacere Therapeutics, Inc., 3940 Trust Way, Hayward, CA 94545.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

Currently, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may avail itself of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. For example, we rely on an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, relating to internal control over financial reporting, and we will not provide such an attestation from our auditors for as long as we qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

•	the end of the fiscal year in which the fifth anniversary of the completion of our initial public offering in the United States occurs, or June 30, 2021;

•	the end of the first fiscal year in which the market value of our ordinary shares held by non-affiliates exceeds US$700 million as of the end of the second quarter of such fiscal year;

•	the end of the first fiscal year in which we have total annual gross revenues of at least US$1.07 billion; and

•	the date on which we have issued more than US$1.0 billion in non-convertible debt securities in any rolling three-year period.

Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided for by the JOBS Act.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are also considered a “foreign private issuer” pursuant to Rule 405 under the Securities Act of 1933, as amended. In our capacity as a foreign private issuer, we are exempt from certain rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our common shares. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission, or SEC, as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth summary historical financial data for the periods indicated.

The consolidated statement of profit or loss and other comprehensive income data and consolidated statement of financial position data for and as of the fiscal years ended June 30, 2015, 2016, 2017, 2018 and 2019 are derived from the audited consolidated financial statements incorporated by reference in this prospectus. In our management’s opinion, these financial statements include all adjustments necessary for the fair presentation of our financial condition as of such dates and our results of operations for such periods. Our financial statements have been prepared in Australian dollars and in accordance with International Accounting Standards.

Our financial statements have been prepared in Australian dollars and in accordance with IFRS, as issued by the IASB. You should read the selected consolidated financial data in conjunction with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

(in thousands, except per share data)	For the year ended June 30
	2019		2018		2017		2016		2015
Statement of Profit or Loss and Other Comprehensive Income Data:
Revenue and other income
Revenue	A$	16,159	A$	378	A$	333	A$	247	A$	307
Other income		1,350		4,087		10,507		3,590		2,891

Total revenue and other income		17,509		4,465		10,840		3,837		3,198

Costs and expenses:
Royalties and license fees		(609)		(451)		(272)		(139)		(40)
Research and development		(3,104)		(6,890)		(6,925)		(13,287)		(6,228)
Employment related		(5,025)		(5,094)		(5,015)		(6,283)		(3,425)
Share based expenses		(939)		(434)		(386)		(1,746)		(1,503)
Travel related expenses		(350)		(468)		(629)		(1,023)		(1,039)
Consultants costs		(662)		(783)		(976)		(1,020)		(882)
Occupancy costs		(648)		(587)		(550)		(500)		(275)
Depreciation		(221)		(194)		(217)		(290)		(61)
Corporate expenses		(1,884)		(1,360)		(1,540)		(1,139)		(957)
Net loss foreign exchange		(106)		(44)		(266)		(414)		—
IPO costs		—		—		—		(1,191)		(1,071)
Change in market value of listed investment		(28)		(41)		—		—		—
Loss on disposal of fixed assets		(9)		(1)		(7)		—		—
Write-off of clinical trial prepayment		—		—		—		(1,800)		—

Finance Income		170		242		253		217		774

Profit/(Loss) before income tax		4,094		(11,640)		(5,690)		(24,778)		(11,509)
Income tax benefit		—		—		—		—		—

Profit/(Loss) for the period		4,094		(11,640)		(5,690)		(24,778)		(11,509)

Profit/(Loss)per share, basic and diluted		0.0159		(0.0553)		(0.0324)		(0.1741)		(0.0996)
Weighted-average shares outstanding, basic and diluted		257,029,426		210,454,829		175,433,909		142,312,486		115,507

(in thousands)
	As of June 30
	2019		2018		2017		2016		2015
Statement of Financial Position Data:
Cash and cash equivalents	A$	22,411	A$	16,085	A$	17,375	A$	18,230	A$	21,787
Total current assets		26,743		20,895		22,162		19,384		25,064
Total assets		27,426		21,339		22,666		19,890		25,520
Net assets		23,660		18,744		21,506		18,837		23,878
Total current liabilities		3,766		2,547		1,125		1,035		1,642
Total liabilities		3,766		2,595		1,160		1,053		1,642
Total equity		23,660		18,744		21,506		18,837		23,878

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2019, as derived from our financial statements, which are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis as to give effect to our public offering (before the Reverse Split) of 56,000,000 ordinary shares, represented by 2,800,000 ADSs, and warrants to purchase 412,863 ADSs at a public offering price of $0.70 per ADS and per warrant (after deducting placement agent fees and estimated offering expenses), that closed on September 30, 2019, and the application of the net proceeds to us. The table below, however, does not present our capitalization on an as-adjusted basis to give effect to the issuance and sale of 64,257,200 ordinary shares represented by ADSs issuable upon exercise of the Warrants issued to the selling shareholders in the Private Placement. The holders of the Warrants are not obligated to exercise them and, as a result, there can be no assurance that the holders will do so.

(in thousands)	As of June 30, 2019
	Actual	As Adjusted
	(A$)	(A$)
Cash and cash equivalents	$22,411	$24,831

Non-current borrowings	$—	$—

Equity:
Issued capital	164,087	166,507
Reserves	831	831
Accumulated losses	$(141,258)	$(141,258)

Total equity	$23,660	$26,080

Total capitalization	$23,660	$26,080

USE OF PROCEEDS

We will not receive any proceeds from the resale of the ADSs by the selling shareholders.

We cannot predict when or if the Warrants will be exercised; it is possible that the Warrants may expire and never be exercised. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes.

DIVIDEND POLICY

We have not declared or paid any dividends on our ordinary shares, and we do not anticipate paying any dividends in the foreseeable future. Our board of directors presently intends to reinvest all earnings in the continued development and operation of our business.

Payment of dividends in the future, if any, will be at the discretion of our board of directors. If our board of directors elects to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that our board of directors may deem relevant.

RISK FACTORS

You should consider carefully the risks described below and the risks described under the heading “Risk Factors” in Item 3D of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019 which is herein incorporated by reference.

Risks Relating to this Offering

Sales of ADSs issuable upon exercise of the Warrants and other derivative securities may cause the market price of our ADSs to decline.

The Warrants entitle the selling shareholders to purchase up to 321,286 ADSs, representing 64,257,200 of our ordinary shares, at a purchase price per ADS of $7.00. The sale of these additional ordinary shares, or the perception that such sales could occur, may cause the market price of our ADSs to decline or become more volatile.

The Depositary can close our ADR program for any reason and without our consent.

The Deposit Agreement governing the issuance of our ADSs permits The Bank of New York Mellon, as Depositary, to close our ADR program for any reason. In November 2018, in response to a query that the Depositary received from the Australian Securities and Investments Commission in relation to another Australian company, the Depositary closed ADR programs for new issuances for several Australian companies. Following complaints by these companies, the Depositary re-opened the ADR programs after several days.

There is a risk that the Depositary could close our ADR program for any reason in the future and that any such closure could adversely impact trading of the ADSs and our ability to raise capital in the United States. There can be no assurance that we would be successful in persuading the Depositary to re-open our ADR program or, even if successful, how long the ADR program would remain closed.

BUSINESS

You should carefully consider the information on our business activities and strategies disclosed in Item 4 of our Annual Report on Form 20-F for the fiscal year ended June  30, 2019, which is herein incorporated by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should carefully consider the discussion and analysis of our financial condition and results of operations disclosed in Item 5 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

You should carefully consider the discussion and analysis of the information disclosed in Item 11 of our Annual Report on Form 20-F for the fiscal year ended June  30, 2019, which is herein incorporated by reference.

MANAGEMENT

You should carefully consider the information disclosed in Item 6 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

PRINCIPAL SHAREHOLDERS

You should carefully consider the information on our principal shareholders disclosed in Item 7A of our Annual Report on Form 20-F for the fiscal year ended June  30, 2019, which is herein incorporated by reference.

RELATED PARTY TRANSACTIONS

You should carefully consider the information on our related-party transactions disclosed in Item 7B of our Annual Report on Form 20-F for the fiscal year ended June  30, 2019, which is herein incorporated by reference.

MATERIAL CONTRACTS

You should carefully consider the information disclosed in Item 10C of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

FINANCIAL INFORMATION

You should carefully consider the financial information disclosed in Item 8 and Item 18 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which are herein incorporated by reference.

SELLING SHAREHOLDERS

The ADSs being offered by the selling shareholders are those ADSs and underlying ordinary shares that are issuable to such selling shareholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “Private Placement of Warrants” below. We are registering ordinary shares as represented by ADSs in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the securities purchased from us in the Private Placement and the concurrent public offering, and as may be otherwise described below, none of the selling shareholders has had any material relationship with us within the past three years, except that Sabby Management LLC, as investment manager of Sabby Volatility Warrant Master Fund, Ltd., ceased to be a substantial holder on December 31, 2016.

The table below lists the selling shareholders and other information regarding the beneficial ownership of our ordinary shares (including ordinary shares represented by ADSs) by each of the selling shareholders as of September 30, 2019.

	Ordinary Shares Beneficially Owned prior to the Offering(2)		Maximum Number of Ordinary Shares to Be Sold pursuant to this Prospectus	Ordinary Shares Beneficially Owned after the Offering(2)(4)
Name of Selling Shareholder and Address(1)	Number	Percentage(3)		Number	Percentage(4)
Sabby Volatility Warrant Master Fund, Ltd. 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458	28,000,000	8.94%	32,128,560	28,000,000	7.42%
Empery Asset Master, LTD 1 Rockefeller Plaza, Suite 1205, New York, NY 10020	9,273,300	2.96%	10,640,660	9,273,300	2.46%
Empery Tax Efficient, LP 1 Rockefeller Plaza, Suite 1205, New York, NY 10020	1,564,340	*	1,795,000	1,564,340	*
Empery Tax Efficient II, LP 1 Rockefeller Plaza, Suite 1205, New York, NY 10020	17,162,360	5.48%	19,692,980	17,162,360	4.55%

*	Less than 1%.
(1)	Unless otherwise indicated, this table is based on information supplied to us by the selling shareholder and our records.
(2)

Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire our ordinary shares within 60 days of the date of this prospectus. We did not deem these shares underlying the Warrants outstanding, however, for the purpose of computing the percentage ownership of any other selling shareholder. Assumes full exercise of the Warrants held by the selling shareholders without regard to any limitations on exercise, other than the beneficial ownership limitation. The Warrants have a beneficial ownership limitation of 9.99% and the ordinary shares underlying the warrants are not counted above 9.99% for purposes of beneficial ownership to the extent that the beneficial ownership limitation is applicable.

(3)	Applicable percentage of ownership is based on 313,029,426 ordinary shares (including ordinary shares represented by ADSs) outstanding as of September 30, 2019.
(4)

Assumes that the selling shareholder disposes of all of the ordinary shares covered by this prospectus (without regard to any limitation on exercise of the Warrants) and does not acquire beneficial ownership of any additional ordinary shares (including ordinary shares represented by ADSs). The registration of these ordinary shares represented by ADSs does not necessarily mean, however, that the selling shareholder will sell all or any portion of the securities covered by this prospectus.

PRIVATE PLACEMENT OF WARRANTS

In September 2019, we closed an SEC-registered offering of 56,000,000 ordinary shares represented by 2,800,000 ADSs and warrants to purchase 412,863 ADSs to the selling shareholders in exchange for proceeds to us, before expenses, of US$2,249,004 (before the Reverse Split). In the Private Placement, a concurrent non-public offering, we also sold to the selling shareholders, for no additional consideration and subject to shareholder approval (which was obtained on November 29, 2019), Warrants to purchase up to an aggregate of 3,212,863 ADSs (before the Reverse Split).

The Warrants are exercisable, at an exercise price of US$7.00 per ADS (subject to certain adjustments, including adjustments required upon the occurrence of certain events in accordance with the ASX listing rules), from their date of issue on November 29, 2019 until the five year anniversary from the Initial Exercise Date. The Warrants contain certain limitations on exercise, including that a holder (together with its affiliates and persons acting as a group with the foregoing) cannot exercise the Warrant if it would beneficially own in excess of 9.99% of our ordinary shares outstanding immediately after giving effect to the issuance of the ordinary shares represented by the ADSs acquired pursuant to exercise of the Warrant. Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to us with the appropriate instrument of transfer.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their ordinary shares represented by ADSs covered by this prospectus on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed Benitec that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Benitec is required to pay certain fees and expenses incurred by Benitec incident to the registration of the securities. Benitec has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for Benitec to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SHARE CAPITAL

General

The following description of our ordinary shares is only a summary. We encourage you to read our Constitution, which is included as an exhibit to this registration statement, of which this prospectus forms a part.

We are a public company limited by shares registered under the Corporations Act by the Australian Securities and Investments Commission, or ASIC. Our corporate affairs are principally governed by our Constitution, the Corporations Act and the ASX Listing Rules. Our ordinary shares trade on the ASX, and the ADSs and Warrants trade on The Nasdaq Capital Market.

The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital, the concept of par value is not recognized under Australian law and as further discussed under the section titled “Our Constitution” below.

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act and the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the ASX Listing Rules, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

In addition to the information herein incorporated by reference as below, you should carefully consider the information disclosed in Item 10 of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Changes to Our Share Capital

As of June 30, 2019, we had (i) 313,029,426 ordinary shares outstanding (ii) 25,940,000 outstanding options on ordinary shares and (iii) 574,900 warrants (before the Reverse Split) to purchase ordinary shares.

During the last three fiscal years, the following changes have been made to our ordinary share capital:

1.	In October 2016, we issued 29,305,819 ordinary shares to Nant Capital in a private placement at A$0.0895 per share.

2.	In March 2017, we issued 29,305,819 ordinary shares to Nant Capital in a private placement at A$0.1859 per share.

3.	In April 2017, we issued 2,000 ordinary shares (underlying 100 ADSs) upon the exercise of 100 warrants at an exercise price of US$5.50 per ADS.

4.	In April 2018, we issued 15,444,020 ordinary share at A$0.17 per share.

5.	In June 2018, we issued 36,442,672 ordinary shares in a pro rata entitlement offer at A$0.17 per share.

In addition, we issued the following ordinary shares upon exercise of options (excluding the warrants discussed in the immediately preceding paragraph) over the past three fiscal years:

•	no ordinary shares in fiscal 2019

•	no ordinary shares in fiscal 2018; and

•	no ordinary shares in fiscal 2017.

Our Constitution

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

General Meetings of Shareholders

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Foreign Ownership Regulation

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Ownership Threshold

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Issues of Shares and Change in Capital

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Change of Control

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Access to and Inspection of Documents

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Exchange Controls

You should carefully consider the information disclosed in Item 10D of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which is herein incorporated by reference.

Exemptions from certain Nasdaq Corporate Governance Rules

The Nasdaq listing rules allow for a foreign private issuer, such as Benitec, to follow its home country practices in lieu of certain of the Nasdaq’s corporate governance standards. In connection with our Nasdaq Listing Application, we have relied on and expect to continue to rely on exemptions from certain corporate governance standards that are contrary to the laws, rules, regulations or generally accepted business practices in Australia. These exemptions are described below:

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Although the majority of our directors currently qualify as independent under the Nasdaq Listing Rules, we have relied on and expect in the future to continue to rely on an exemption from these independence requirements for a majority of our board of directors as prescribed by Nasdaq Listing Rules. The ASX Listing Rules do not require us to have a majority of independent directors although ASX Corporate Governance Principles and Recommendations do recommend a majority of independent directors. During fiscal 2019, we did, however, have a majority of directors who were “independent” as defined in the ASX Corporate Governance Principles and Recommendations, which definition differs from Nasdaq’s definition. Accordingly, because Australian law and generally accepted business practices in Australia regarding director independence differ from the independence requirements under Nasdaq Listing Rules, we may seek to claim this exemption in the future.

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We have relied on and expect to continue to rely on an exemption from the requirement that our independent directors meet regularly in executive sessions under Nasdaq Listing Rules. The ASX Listing Rules and the Corporations Act do not require the independent directors of an Australian company to have such executive sessions and, accordingly, we seek to claim this exemption.

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We have relied on and expect to continue to rely on an exemption from the quorum requirements applicable to meetings of shareholders under Nasdaq Listing Rules. In compliance with Australian law, our Constitution provides that three shareholders present, in person or by proxy, attorney or a representative, shall constitute a quorum for a general meeting. Nasdaq Listing Rules require that an issuer provide for a quorum as specified in its by-laws for any meeting of the holders of ordinary shares, which quorum may not be less than 33.3% of the outstanding shares of an issuer’s voting ordinary shares. Accordingly, because applicable Australian law and rules governing quorums at shareholder meetings differ from Nasdaq’s quorum requirements, we seek to claim this exemption.

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We will rely an exemption from the requirement that at least two members of a compensation committee be “independent” as defined in Nasdaq Rule 5605(a)(2). The ASX Listing Rules and Australian law do not require an Australian company to establish a compensation committee, known in Australia as a remuneration committee, which is comprised solely of non-executive directors if the company is not included in the S&P/ASX300 Index at the beginning of its fiscal year. Benitec was not included on the S&P/ASX300 Index at the beginning of its its last fiscal year and, hence, is not required under ASX Listing Rules to have a remuneration (compensation) committee. The ASX Corporate Governance Principles and Recommendations contain a non-binding recommendation that all ASX-listed companies should have a remuneration committee comprised of at least three members, a majority of whom (including the chair) are “independent”. While these recommendations contain guidelines for assessing independence, ASX-listed entities are able to adopt their own definitions of an independent director for this purpose and is different from the definition in Nasdaq Rule 5605(a)(2). That being said, Benitec has, and expects to continue to have, a Remuneration and Nominations Committee consisting of two non-executive directors.

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We have relied on and expect to continue to rely on an exemption from the requirement prescribed by Nasdaq Listing Rules that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. Applicable Australian law and the ASX Listing Rules differ from Nasdaq requirements, with the ASX Listing Rules providing generally for prior shareholder approval in numerous circumstances, including (i) issuance of equity securities exceeding 15% of our issued share capital in any 12-month period (but, in determining the 15% limit, securities issued under an exception to the rule or with shareholder approval are not counted), (ii) issuance of equity securities to related parties (as defined in the ASX Listing Rules) and (iii) issuances of securities to directors or their associates under an employee incentive plan. Due to differences between Australian law and rules and the Nasdaq shareholder approval requirements, we seek to claim this exemption.

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We have relied on and expect to continue to rely on an exemption from Nasdaq audit committee requirements set forth in Nasdaq Listing Rule 5605(c)(2), whereby the audit committee must have three independent members. The ASX Listing Rules and Australian law do not require an Australian company to have three independent audit committee members unless it is included in the S&P/ASX300 Index at the beginning of its fiscal year. Benitec was not included on the S&P/ASX300 Index at the beginning of its last fiscal year and, hence, is not required under ASX Listing Rules to have three independent audit committee members. Nasdaq has agreed that Benitec may have two directors on its audit committee so long as both directors satisfy Nasdaq’s definition of “independence,” as is currently the case.

TAXATION

You should carefully consider the information disclosed in Item 10E of our Annual Report on Form 20-F for the fiscal year ended June 30, 2019, which are herein incorporated by reference.

DESCRIPTION OF SECURITIES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 200 ordinary shares (or a right to receive 200 ordinary shares) deposited with HSBC Bank Australia Limited, as custodian for the depositary. Each ADS may also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, or ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly or indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which summarizes certain terms of your ADSs. A copy of the deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution to the extent reasonably practicable and permitted under law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

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Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for such rights.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf all in accordance with your instructions. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing shares purchased upon exercise of rights. For example, you may not be able to trade such ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another legal, fair and practical method. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person designated by you at the office of the custodian. In the alternative, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to you a statement confirming that you are the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of deposited ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you upon our request. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date established by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares underlying the ADSs. However, you may not know about the meeting with a sufficient amount of advance notice to withdraw the shares.

The depositary will attempt, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the shares or other deposited securities represented by your ADSs as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay the depositary:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•   Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. The depositary may collect any of its fees by deduction from any cash distribution payable to you that are obligated to pay those fees.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from you, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•   Reclassify, split up or consolidate any of the deposited securities

•   Distribute securities in respect of deposited shares that are not distributed to you

•   Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, shares or other securities it received. It may also ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement (but nothing else):

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Interests

We may from time to time request ADS holders to provide information as to the capacity in they own or owned ADSs and regarding the identity of any other persons then or previously interested in such ADSs and the nature of such interest. Each ADS holder agrees to provide any information of that kind that is requested by us or the depositary. To the extent that provisions of or governing the deposited securities or the rules or regulations of any governmental authority or securities exchange or automated quotation system may require the disclosure of beneficial or other ownership of deposited securities, other shares and other securities to us or other persons and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the depositary has agreed to use its reasonable efforts to comply with our written instructions in respect of any such enforcement or limitation.

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the potential sale of the ordinary shares covered by this prospectus (other than any sales commissions or discounts, which will be paid by the selling shareholders). The estimates to not include expenses related to offerings of particular securities. Any prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$228.32
Printing expenses	5,000
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Depositary fees and expenses	41,600

Total	$86,828.32

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Baker & McKenzie, Sydney, Australia. our Australian and US counsel.

EXPERTS

The audited financial statements incorporated by reference in this prospectus have been so incorporated in reliance upon the report of Grant Thornton Audit Pty Ltd, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon our non-U.S. resident directors or on us;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws. The disclosure in this section is not based on the opinion of counsel.

We have appointed Tacere Therapeutics, Inc., our wholly owned U.S. subsidiary, as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in this prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares represented by ADSs and Warrants. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete and reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual report on Form 20-F for the year ending June 30, 2019 has been filed with the SEC and an annual report on Form 20-F for subsequent years will be due within four months following the fiscal year end. We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC, which do apply to us as a foreign private issuer.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Benitec Biopharma Limited, Level 14, 114 William Street, Melbourne, Victoria, 3000 Australia, Attention Oliver Kidd, Company Secretary, telephone +61 3 8692 7222. Our website address is www.benitec.com.

DISCLOSURE OF SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Benitec, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

64,257,200 Ordinary Shares represented by

321,286 American Depositary Shares

Benitec Biopharma Limited

Prospectus

December 17, 2019

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.